Exhibit 10.01

RBC Bank	Loan Agreement
(Term Loan — CRE)

THIS LOAN AGREEMENT (“Agreement”) is entered into as of October 31, 2011 (“Effective Date), by and between GES — PORT CHARLOTTE LLC (whether one or more, “Borrower”), with a mailing address of 16810 Kenton Drive, Suite 240, Huntersville, North Carolina 28078 and RBC BANK (USA), a North Carolina banking corporation (“Bank”), with a mailing address of Post Office Box 1220, Rocky Mount, North Carolina 27802-1220, which address is the place to which all notices and communications should be sent to Bank regarding this Agreement.

Borrower has requested and Bank has committed to make Borrower a term loan (“Loan”) on the terms and conditions set forth in this Agreement

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties each agree as follows:

Definitions

For the purposes of this Agreement, terms and phrases will have the meaning given to them in Attachment 1 to this Agreement or elsewhere herein, as applicable; and, if any terms or phrases are not defined in either Attachment 1 or elsewhere in this Agreement, such terms will have the meaning given to them in the other Loan Documents, if therein defined, and if not, the Uniform Commercial Code (“UCC”) in effect from time to time in the jurisdiction whose laws govern this Agreement. In using and applying the various terms, provisions and conditions in this Agreement and the other Loan Documents, the rules of construction contained in Attachment 1 will apply.

Loan

Purpose. The purpose of the Loan is to pay certain costs and expenses incurred by Borrower in connection with the Land Fill Energy Facility, located in Port Charlotte County, Florida.  Loan proceeds may not be used for any other purpose without the prior written consent of Bank.

Loan Amount. The Loan Amount is Three Million Six Hundred Thousand Dollars ($3,600,000).

Funding.  Bank will loan and Borrower will borrow the Loan Amount. The Loan will be made in up to two (2) Disbursements, subject to the terms and conditions of this Agreement and the other Loan Documents. Bank will make each Disbursement to Borrower only upon satisfaction/waiver of the Conditions to Funding as provided in the Section of this Agreement entitled “Conditions to Funding”. Disbursements may be made by depositing funds in Borrower’s operating account with Bank or at such other place requested by Borrower and agreed to by Bank.

Repayment — Note. The outstanding principal balance of the Loan will bear interest, and principal and interest will be repayable in accordance with the terms of the Note, together with the fees, premiums, charges and cost and expenses provided for in the Note.

Mandatory Prepayment of Loan from Excess Cash Flow.  In addition to the regularly scheduled payments of principal under the Note and the Net Cash Proceeds Mandatory Prepayment, commencing with the fiscal year ending December 31, 2012, Borrower shall make mandatory prepayments (each a “Excess Cash Flow Mandatory Prepayment” and collectively the “Excess Cash Flow Mandatory Prepayments”) of the Loan to Bank annually.  Each Excess Cash Flow Mandatory Prepayment shall be in the amount of the “Excess Cash Flow” for the then preceding fiscal year and shall be payable on the date Borrower shall furnish to Bank the annual financial statements referred to in this Agreement.  If, however, Borrower fails to furnish such financial statements in any given calendar year as and when required, Borrower shall be required to pay the Excess Cash Flow Mandatory Prepayment payable during such calendar year on the date which is one hundred twenty (120) days after the close of Borrower’s then preceding fiscal year.  Borrower shall pay to Bank on the date of each Excess Cash Flow Mandatory Prepayment accrued interest to such date on the amount prepaid.  Each Excess Cash Flow Mandatory Prepayment shall be applied to the balloon payment due at maturity and then to principal against the principal installments in the inverse order of their maturity.

Net Cash Proceeds Mandatory Prepayment of Loan.  In addition to the regularly scheduled payments of principal under the Note and the Excess Cash Flow Mandatory Prepayments described in the preceding paragraph, Borrower shall make mandatory prepayments (each a “Net Cash Proceeds Mandatory Prepayment” and collectively, the “Net Cash Proceeds Mandatory Prepayments”) in the following amounts and at the following times (but not to exceed the amount of the outstanding Indebtedness to Bank):

(1)  on the date on which Borrower (or Bank as loss payee or assignee) receives any casualty proceeds on assets upon which Bank maintained a Lien, an amount equal to one hundred percent (100%) of such proceeds (net of out-of-pocket expenses and repayment of Permitted Indebtedness, if any, encumbering the property that suffered such casualty), or such lesser portion of such proceeds as Bank shall elect to apply to the Indebtedness;

(2)  upon receipt by Borrower of the proceeds of any Asset Disposition that is not made in the ordinary course of business, an amount equal to one hundred percent (100%) of the net cash proceeds of such Asset Disposition, or such lesser portion as Bank shall elect to apply to the Indebtedness; and

(3)  upon receipt by Borrower, of the proceeds of any Equity Disposition, an amount equal to one hundred percent (100%) of the net cash proceeds of such Equity Disposition.

Repayment — Other Indebtedness. Unless otherwise provided in this Agreement or the other Loan Documents, the monetary obligations in addition to those arising under the Note that Borrower now owes and those that arise in the future and are owing by Borrower under this Agreement and the other Loan Documents will be payable by Borrower upon Bank’s demand for payment, with interest thereon at the Contract Rate; and, like the amounts due and owing under the Note, the same will be secured by the Collateral. The other monetary obligations will include any overadvances of principal on the Loan.

Application of Payments. All payments and collections on the Note or on account of the Note, and any payments and collections made on any other Indebtedness arising under or on account of any of the other Loan Documents, including payments or monies received or realized from any disposition of Collateral, will be applied in such order as determined by Bank, in its discretion, unless applicable Requirements of Law mandate a specific order of application, then all the foregoing payments and collections will be applied as mandated by applicable Requirements of Law.

Collateral

The Loan and the other Indebtedness and obligations now or hereafter evidenced by and arising under any one or more of this Agreement, the other Loan Documents and any transactions related to this Agreement or any of the other Loan Documents, will be secured by the Collateral. Some of the Collateral is described or referenced on Attachment 2 to this Agreement. The Loan and such other Indebtedness and obligations may also be secured by property and property rights described in some of the other Loan Documents, and such property and property rights will be included in and a part of the Collateral.  To the extent Borrower now or in the future owns or has any interest in the Collateral, Borrower grants and assigns to Bank a lien and security interest in the Collateral. Bank’s lien and security interest in the Collateral is and will be a perfected first priority lien and security interest, subject only to the Permitted Liens.

Conditions to Funding

Bank will not be required to make any Disbursement until all of the conditions in the following paragraphs of this Section have been satisfied and completed to Bank’s satisfaction, or the satisfaction and completion thereof waived.  If all of the conditions in the following paragraphs of this Section are not met to Bank’s satisfaction, or waived by Bank, Bank may, at its option, (1) withhold any Disbursement until the conditions are met, (2) disburse and require that any unsatisfied conditions are satisfied as conditions subsequent to such Disbursement or (3) terminate Bank’s obligation to fund the Loan and recover from Borrower and any other Obligors all out of pocket costs and expenses incurred by Bank in connection with Bank’s preparations for making the Loan to Borrower, together with the fees, premiums, charges and costs and expenses required to be paid by Borrower under any of the Loan Documents. If Bank makes any Disbursement and requires any unsatisfied conditions to be satisfied as conditions subsequent to such Disbursement, the failure of Borrower to satisfy and complete any one or more of the conditions subsequent to any Disbursement to Bank’s satisfaction by the date or dates set by Bank will be an Event of Default under this Agreement and under the other Loan Documents, unless Bank, in its discretion, waives satisfaction and completion or further postpones satisfaction and completion. A waiver by Bank of a condition must be in writing to be effective and a waiver as to one or more conditions will not constitute a waiver as to other conditions.

CONDITIONS TO FUNDING FIRST DISBURSEMENT. The first Disbursement shall not exceed fifty percent (50%) of the amount of the Loan and shall not be made unless and until Borrower satisfies each of the following conditions:

Loan Documents. Bank must have received fully executed and, if necessary, recorded or filed, originals of the Loan Documents required by (1) this Agreement and (2) Bank and its counsel.

Supporting Documents. Bank must have received the supporting documentation required by the Loan Documents and by Bank and its counsel, and all of the other terms and conditions listed in this Agreement must have been satisfied, including any additional conditions in Attachment 1.

Perfection of Liens. Bank must have perfected, first priority liens and security interests in all of the Collateral, subject only to the Permitted Liens.

Representations and Warranties. The representations and warranties made by Borrower and any other Obligors which are contained in this Agreement or in any of the other Loan Documents, and those which are contained in any loan application or other record furnished at any time to Bank in connection with Bank’s underwriting or making of the Loan, must be true and correct on and as of the Effective Date, as if made on and as of such date, and on and as of the date of Funding.

Evidence of Commercial Operation.  Borrower has provided Bank with evidence satisfactory to Bank that both (a) the Land Fill Energy Facility is able to achieve electrical output of not less than 2.1 megawatts over a seven (7) consecutive day period (it being understood that any interruption during the 7 consecutive day period during which the Land Fill Energy Facility is required to such down due to interconnection modifications shall be excluded from such period) and (b) Borrower has satisfied the requirements for “Commercial Operation” under the Power Purchase Agreement.

Default. An Event of Default must not have occurred and be continuing under this Agreement or any of the other Loan Documents and no event or condition must exist that would, immediately after or as a consequence of the Disbursement, be an Event of Default under this Agreement or any of the other Loan Documents.

Fees. Borrower must have paid to Bank the arrangement fee in the amount of $56,000.00, which arrangement fee is earned as of the Closing Date as is not refundable, together with all other fees, premiums, charges and costs and expenses incurred by Bank in connection with the transactions contemplated by the Loan Documents, including, without limitation, all title fees, recording fees and taxes, appraisal costs, audit fees and the Bank’s legal fees and expenses.

Other Requirements. All other information and documents contemplated by this Agreement must be received by Bank in form and substance satisfactory to Bank and its counsel, and Bank and its counsel must otherwise be satisfied that all matters required to be performed in connection with the Loan have been performed in such a manner that Disbursements can be made, the lien and security position of Bank perfected in the Collateral and that no event exists which will jeopardize the Loan and the prospect of payment of the Loan.

CONDITIONS TO FUNDING FINAL DISBURSEMENT. The final Disbursement shall not exceed fifty percent (50%) of the amount of the Loan and shall not be made unless and until Borrower satisfies each of the following conditions:

Conditions for First Advance.  All of the conditions set forth above for the first Disbursement must be satisfied before Bank is obligated to make the final disbursement and each of the conditions must be and remain satisfied at the time of the final disbursement.

Evidence of Electrical Output.  Borrower has provided Bank with evidence satisfactory to Bank that the Land Fill Energy Facility is able to achieve an average 2.18 megawatts of output for not less than sixty (60) consecutive days preceding the date of the final Disbursement (it being understood that any interruption during the 7 consecutive day period during which the Land Fill Energy Facility is required to such down due to interconnection modifications shall be excluded from such period).

Representations and Warranties

In order to induce the Bank to enter into this Agreement and to make the Loan, Borrower makes to and in favor of Bank, for itself and the other Obligors, each and all of the representations and warranties set forth in the following paragraphs of this Section, which representations and warranties are qualified by the Permitted Liens and by any qualifications in the Section of Attachment 1 entitled “Qualifications to Representations and Warranties”.

Financial Statements. The financial statements delivered by Borrower and any other Obligors to Bank in connection with Borrower’s application for the Loan, including the related schedules and notes thereto, (1) are complete, accurate and correct and present fairly the financial condition of Borrower and any such other Obligors at such date, (2) have been prepared in accordance with GAAP applied consistently throughout the periods involved, and (3) since the date thereof, there have been no material adverse changes in any one or more of the business, operations, assets and financial condition of Borrower or any other Obligors.

Organization. Borrower and each of Obligor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Borrower and each of the other Obligors (1) has the authority and the legal right to own the property it owns, to lease the property it leases and to operate and conduct its business as presently operated and conducted, or as proposed to be operated and conducted, as represented to Bank in connection with Borrower’s application for the Loan, and (2) is in compliance with all Requirements of Law, except in those instances where the failure to comply therewith does not and will not, in the aggregate, have a material adverse impact on any one or more of its business, operations, property and financial condition and does not and will not materially adversely affect its ability to perform under the Loan Documents. Borrower operates its business and owns its assets only under the name of Borrower.

Authority. Borrower and each of such other Obligors has the authority and the legal right (1) to make, deliver and perform under the Loan Documents, (2) as to Borrower, to borrow hereunder and has taken all action to authorize the borrowings on the terms and conditions of the Loan Documents, including the Note, (3) to authorize the execution, delivery and performance of the Loan Documents to which it is a party and (4) to pledge and mortgage its property as contemplated by the Loan Documents.

Enforceable Agreements. The Loan Documents when executed and delivered will constitute legal, valid and binding obligations of Borrower and any other Obligors, enforceable in accordance with their terms and not subject to rescission, invalidation, nullification and other avoidance.

Ownership. Borrower, and each of the other owners of the Collateral and each of the other owners of interests therein, if any, have good and marketable title in fee simple in and to the Collateral owned by each, free and clear of any and all liens, security interests, encumbrances, restrictions, claims, demands, off sets, contingencies and other outstanding interests, both legal and equitable. Bank has, or upon the attachment of the security interest created hereunder and under any of the other Loan Documents, will have, a first priority perfected security interest and lien in the Collateral.

Compliance with Laws.  All the Collateral, and the Borrower’s uses thereof, are in substantial compliance with all applicable Requirements of Law, including those pertaining to the following: the environment; hazardous materials, substances or wastes; access to, from, in, around and over the Land by persons with physical or other disabilities; land use, including zoning; building codes; drainage, storm water and flood control; and, public health, welfare and safety. The Collateral does not require any rights over, or restrictions against, other property in order to comply with any Requirements of Law.  Bank acknowledges that Borrower does not own the Land.

Compliance with Private Restrictions. All the Collateral, and Borrower’s uses thereof, are in substantial compliance with all applicable private covenants, restrictions and use requirements, including those of any property owners’ association or similar organization. The Collateral does not require any rights over, or restrictions against, other property in order to comply with any private covenants, restrictions or other use requirements.  Bank acknowledges that Borrower does not own the Land.

Use of Collateral. Borrower has all material permits, licenses, franchises, trademarks, copyrights and approvals, whether governmental, quasi-governmental or private, necessary for the full use and continued full use of the Collateral for its intended purposes. To the extent necessary for the full use and continued full use of the Collateral, all of the following are in place, completed, open, functioning and dedicated to and accepted by the appropriate Governmental Authorities or property owners’ associations or similar organizations, and available for their intended use by Borrower and its permitted designees, including employees, agents, lessees, tenants, licensees, guest and invitees, without further condition or cost to Borrower: all public and private utilities and utility services; all drainage facilities, water retention facilities and other storm water facilities; all public and private streets and other roadways, together with sidewalks, curb cuts, driveways, traffic signals and lighting; and all recorded easements and rights in the nature of easements.

Permits and Licenses.  Borrower has obtained or has made provisions for obtaining all permits, licenses and approvals necessary for the operation of the Land Fill Energy Project, and there are no restrictions, covenants or other matters that prevent or may prevent the intended use of the Premises on the Premises as stated by Borrower in one or more of the Loan Documents.

Condition of Collateral. The Premises are free from delinquent utility charges and taxes and assessments from Borrower’s use thereof. The buildings and other improvements that are part of the Collateral are structurally sound, in good repair and free of material defects in materials and workmanship and have been constructed and installed in substantial compliance with the plans and specifications relating thereto. All major building systems and equipment located within or a part of any buildings and other improvements that are a part of the Collateral, including the heating and air conditioning systems and the electrical and plumbing systems, are in good working order and condition. The Premises are free from un-repaired material damage caused by fire, flood, accident or other casualty. No parts of the Premises have been taken in condemnation, eminent domain or like proceeding nor are any such proceeding pending or to Borrower’s knowledge and belief, threatened or contemplated. There are no hazardous materials, substances or wastes located on, in or under the Premises or used in connection with the Premises. There are no harmful or hazardous levels or concentrations of mold, spores or other fungi on, in or under the Premises and there are no harmful or hazardous levels or concentrations of radon or other similar gases on, in or under the Premises.  Bank acknowledges that Borrower does not own the Land.

Contractual Obligations. Neither Borrower nor any other Obligor is in default under or with respect to any contractual obligation, including any contracts or any Indebtedness, where such default and the consequences thereof could be materially adverse to any one or more of its business, operations, properties and financial condition, or where such default and the consequences thereof could materially adversely effect its ability to perform its obligations under the Loan Documents; and no event exists, or will exist as of the initial Funding Date, which, with the giving of notice or the lapse of time, or both, would give rise to such a default.

Pending Proceedings. There are no known Claims pending or threatened against or affecting, whether directly or indirectly, the Collateral or any Obligor, which, if adversely determined, could materially impair or have a negative affect on the Collateral, or could negatively affect in a material manner any Obligor’s ability to perform the covenants or obligations required to be performed by such Obligor under the Loan Documents.

Anti-Money Laundering. No Obligor is a person whose property or interest in property is blocked or subject to blocking pursuant to any laws of the U.S. No Obligor is a person on the list of Specially Designated Nationals and Blocked Persons and no Obligor is subject to any limitations or prohibitions under any regulations or orders of the U.S. Department of Treasury’s Office of Foreign Assets Control. Each Obligor is in compliance with and no Obligor engages in any dealings or transactions prohibited by any laws of the U.S., including the USA Patriot Act, the Trading with the Enemy Act or the U.S. Foreign Corrupt Practices Act of 1977, all as amended.

Affirmative Covenants

Unless Bank, in its discretion, consents in writing to the contrary, Borrower will perform or cause to be performed, at Borrower’s sole cost and expense, each of Borrower’s obligations set forth in the following paragraphs of this Section, as and when required.

Use of Proceeds. Borrower will use the proceeds of the Loan only for the purposes stated in this Agreement, and under no circumstances will such proceeds be used for personal, family or household purposes.

Payment/Performance. Borrower will pay when due all amounts now owing to Bank under the Note, this Agreement and the other Loan Documents, and Borrower will pay when due all amounts which may in the future become owing to Bank under the Note, this Agreement and the other Loan Documents. Borrower will promptly perform or otherwise abide by or adhere to all non-monetary obligations of Borrower hereunder and under the Note and the other Loan Documents — both present non-monetary obligations and non-monetary obligations which may arise in the future.

Taxes. Borrower will pay when due, all taxes and public and private assessments, levies and charges upon or against the Collateral, of every character which are now liens thereon and any which may hereafter become liens thereon; and immediately deliver to Bank official receipts therefor.

Insurance. Borrower will maintain the following insurance and such other insurance as Bank may reasonably require: (1) at all times from and after the initial Funding Date, all-risk replacement cost insurance with agreed amount endorsement and such other casualty insurance as Bank may require; (2) at all times from and after the initial Funding Date, unless Bank agrees otherwise in its discretion, business interruption insurance; (3) at all times from and after the initial Funding Date, general liability insurance covering risks customarily carried in similar properties having a use or uses similar to that being made of the Premises from time to time; and (4) if the Premises are located in an area designated as a flood zone or an area which Bank deems to be prone to flooding, from a date specified by Bank, which will not be before the initial Funding Date, a flood insurance policy. All insurance will be with insurance carriers approved by Bank, the insurance must be in amounts acceptable to Bank and the form and terms of the insurance policies and certificates evidencing the insurance policies, including the cancellation notice provisions and the manner in which Bank’s interests are designated in such policies, must be satisfactory to Bank, in Bank’s sole discretion. All insurance is hereby assigned to Bank and it is and will be a part of the Collateral. Borrower will pay all premiums for the Insurance when due and Borrower will immediately deliver to Bank official receipts therefor.

Escrows.  If reasonably required by Bank, Borrower will pay to Bank, or to Bank’s authorized representative, in escrow, the known or estimated yearly amounts for any one or more of the following relating to the Collateral (“Escrow”): taxes; public or private assessments; levies and charges; premiums for insurance; and repair and replacement reserves. The terms of the Escrow, including the amounts to be paid and the date or dates on which such payments are to be made by Borrower, will be reasonably set by Bank at the time Bank requires the establishment of the Escrow, and such terms may be changed by Bank at any time, in its sole discretion.

Protection of Liens. Borrower will maintain, protect and preserve the liens and security interests of Bank in the Collateral and the lien position of Bank in the Collateral, including (1) paying when due, all taxes and public and private assessments, levies and charges upon or against the Collateral, (2) filing of “claims” under insurance policies within the time periods required under such policies, (3) filing of appropriate notices, claims and pleadings in any condemnation actions and (4) defending the title to the Collateral and Bank’s liens and security interests therein against adverse claims of any person.

Compliance with Laws. Borrower will comply in all material respects with all existing and future Requirements of Law and private covenants and restrictions relating to Borrower’s business and the Collateral. Borrower will keep in full force and effect all material permits, licenses, franchises, trademarks, copyrights and approvals, whether governmental, quasi-governmental or private, necessary for the full use and continued full use of the Collateral and the continued operation of its business as the same is now being conducted. When requested by Bank, Borrower will provide copies of each of the foregoing to Bank or its authorized representatives.

Management of Collateral. Borrower will at all times manage and operate the Collateral, or with prior notice to and consent by Bank, Borrower will manage and operate the Collateral through either (1) a person affiliated with Borrower that has significant, continued experience in managing properties similar in all respects to the Collateral and whose reputation in the “industry” and that of its principals as a manager is and remains for the duration of its engagement, exceptional and beyond reproach, or (2) a professional management company with significant, continued experience in managing properties similar in all respects to the Collateral and whose reputation in the “industry” and that of its principals as a manager is and remains for the duration of its engagement, exceptional and beyond reproach.  Borrower, and its permitted management agents or other permitted designees, will manage the Collateral at all times in a professional manner, using Best Efforts and applying industry recognized best practices.

Maintenance of Collateral. Borrower will keep the Collateral in substantially good order, repair and condition. Borrower will not commit or permit any material waste to or deterioration of the Collateral. Borrower will promptly make all repairs, replacements, additions and improvements to the Collateral as are necessary or otherwise appropriate to maintain the Collateral in a substantially good condition and state of repair — all such repairs, replacements, additions and improvements to be lien free as undertaken and when completed. Borrower will do and cause to be done — and refrain from doing and causing to be done — such other acts relating to the Collateral as Bank may, from time to time, request.

Performance of Contracts. Borrower will perform, as and when required, all of its material obligations under each one of and all contracts that are deemed by Bank to be material to the Collateral, any uses of the Collateral or Borrower or Borrower’s business. With respect to all contracts, whether material or non-material, Borrower will pay and cause others acting under or on the account of Borrower to pay, all persons required to be paid for labor, services, materials, supplies, fixtures, parts, products or equipment furnished to or in connection with the Collateral as and when such persons are required to be so paid pursuant to such applicable contracts, including any provisions governing disputes thereunder, provided, Borrower will if reasonably requested by Bank, maintain reserves in an amount sufficient to pay such disputed amounts. Borrower will not, without the prior written approval of Bank, terminate or significantly modify any present or future material contracts relating to the Collateral, any uses of the Collateral or Borrower or Borrower’s business. When requested by Bank, Borrower will provide Bank copies of Borrower’s material contracts and amendments thereto related to the Collateral or Borrower’s business.

Inspection of Collateral. Borrower will permit Bank, and Borrower will permit Bank’s authorized representatives, from time to time and at reasonable times on prior notice to Borrower, to audit, visit and inspect any of the Collateral and any of the other property owned or used by Borrower in its business relative to the Collateral. The costs and expenses incurred by Bank when Bank conducts an audit or inspection, and the costs and expenses incurred by Bank when Bank conducts an audit or inspection through Bank’s authorized representatives, will be borne by Bank unless Bank determines during or as a result of an audit or inspection that Borrower is in Default under this Agreement or any of the other Loan Documents, in which event Borrower will pay such costs and expenses.

Books and Records. Borrower will maintain proper books and records in which full, true, accurate and correct entries, in conformity with GAAP and all Requirements of Law, will be made of all material dealings and transactions in relation to Borrower’s business and activities, including the Collateral. Bank and its authorized representatives will have the right to audit/copy the books and records maintained and kept in connection with Borrower’s businesses, including the Collateral. The costs and expenses incurred by Bank when conducting such audits, and the costs and expenses incurred by Bank when Bank conducts such audits through its authorized representatives, will be borne by Bank unless Bank determines during or as a result of an audit that Borrower is in Default under this Agreement or any of the other Loan Documents, in which event such costs and expenses will be paid by Borrower.

Tax Returns. Borrower will file, as and when required, all federal, state, local and other tax returns which are required to be filed by it, and will pay all taxes due or to be due under such returns.

Payment of Indebtedness. Borrower will make full and timely payment of all Indebtedness on which Borrower is now obligated and all Indebtedness on which Borrower may in the future come to be obligated to Bank, and to persons other than Bank; and, Borrower will duly and faithfully comply with all the terms and conditions to which Borrower is obligated thereunder, the breach of which could materially adversely affect Borrower, inclusive of its businesses, assets, operations and activities.

Notice of Events. Borrower will promptly notify Bank if Borrower obtains knowledge of the occurrence of any Claims pending or threatened against or affecting, whether directly or indirectly, the Collateral or any Obligor, which, if adversely determined, could materially impair or have a negative affect on the Collateral, or could negatively affect in a material manner any Obligor’s ability to perform the covenants or obligations required to be performed by such Obligor under the Loan Documents.

Additional Requirements. At Bank’s request, Borrower will do or undertake any act and execute and deliver any additional documents consistent with the Loan Documents reasonably required by Bank to secure the Loan, confirm and perfect the lien and security interest of Bank in the Collateral and to comply with the Loan Documents, including additional financing statements, new and replacement notes, security documents and agreements supplementing, extending and otherwise modifying the Note, this Agreement and any of the other Loan Documents, and certificates as to the amount of the Indebtedness evidenced by the Note from time to time.

Negative Covenants

Without Bank’s prior written consent that may be withheld in Bank’s discretion, unless otherwise provided on an attachment to this Agreement that has been approved in writing by Bank, Borrower will not do or permit to be done any one or more of the things set forth in the following paragraphs of this Section.

Change of Name. Borrower will not change its name and Borrower will not operate under a name other than its current name.  Borrower will not change the state of its organization.

Character of Business. Borrower will not change the general character of its business as shown in information on file with Bank, or engage in any type of business not reasonably related to such business. Borrower will not suspend or cease its business operations or any material part or parts thereof. If Borrower is an Organization, (1) Borrower will not dissolve or otherwise terminate or permit the termination of its organizational existence, (2) Borrower will not permit its organizational existence to become inactive or dormant and (3) Borrower will not permit its organizational existence to be suspended under any Requirements of Law or to become noncompliant in any material respects under any Requirements of Law.

Changes in Organizational Structure. With the exception of permitted changes in control set forth in the definition of “Change in Control” and provided the conditions therein are satisfied, Borrower will not enter into or be a party to or permit any one or more of the following organizational changes or transactions: merger, consolidation, asset acquisition, other than asset acquisitions in excess of $50,000, stock or other equity acquisition or sale, syndication, liquidation of assets, reorganization or recapitalization, or reclassification of capital stock or other equity interests.

Change in Management. With the exception of permitted changes in control set forth in the definition of “Change in Control” and provided the conditions therein are satisfied, Borrower will not materially change or otherwise reconstitute, and Borrower will not permit to be materially changed or otherwise reconstituted, its management structure or those managing Borrower, including, a change in its managing member or members.

Additional Indebtedness. Except for the Loan and other Indebtedness owing to Bank, Borrower will not (1) create any Indebtedness, (2) incur or otherwise become obligated on any Indebtedness, (3) assume any Indebtedness, (4) refinance any Indebtedness, (5) suffer to exist any Indebtedness against it, or (6) draw upon any Indebtedness. For the purposes of this paragraph, Indebtedness does not include short-term unsecured trade credit incurred in the ordinary course of business and paid in accordance with its terms.

Additional Liens. Except for Permitted Liens, Borrower will not and Borrower will not permit others to encumber the Collateral, or any part thereof or interest therein, with any one or more of the following: a judicial, mechanic’s, materialmen’s or other lien or claim of lien (inclusive of real property, personal property and mixed real and personal property liens), unless such lien is bonded off to the satisfaction of Bank; a security interest or a lien in the nature of a mortgage, deed of trust, trust deed or security deed; a governmental assessment or lien (inclusive of a federal tax lien); a charge; a levy; an attachment; an order of seizure; a claim and delivery; or, any other similar or dissimilar claim.

Judgments. Borrower will not permit a judgment for the payment of money to be entered against it which judgment Borrower permits to remain unsatisfied or unstayed for a period of thirty (30) days after the same is entered against Borrower.

Distributions. Borrower will not declare any dividends on, and Borrower will not make any payment or other distribution on account of, and Borrower will not set apart assets for a sinking or other analogous fund for the purchase, redemption, retirement and other similar or dissimilar acquisition of, any equity interest in Borrower or any of its Affiliates, and Borrower will not do any of the foregoing with respect to a debt or similar interest in Borrower or any of its Affiliates, other than (1) debts owed to Bank by Borrower, (2) trade debt incurred by Borrower in the normal and ordinary course of Borrower’s business and (3) distributions to Borrower’s members from and after January 1, 2013, provided, at the time of each such distribution and after giving effect thereto (i) no Event of Default has occurred and is continuing, (ii) on a pro forma basis, Borrower shall have not less than $150,000 in immediately available funds in Borrower’s operating account at Bank, and (iii) Bank has received a current audit of Borrower the results of which are satisfactory in all material respects to Bank.

Payments. Borrower will not make any payments, whether principal, interest or otherwise, on debt owed by Borrower to its officers, managers, members, partners or other equity holders, or debt owed by Borrower to any of its Affiliates or any of its Affiliates officers, managers, members, partners or other equity holders; and, Borrower will not secure the repayment of any such debt with a lien or security interest on any of Borrower’s present or future assets, whether real, personal or mixed real and personal.

Loans and Investments. Borrower will not make or commit to make any advance, loan, extension of credit or capital contribution to, or purchase or commit to purchase of any stock, bonds, notes, debentures or other securities of or equity interest in any person, including any past, present, or future stockholder, director, officer, executive, manager, member, partner or employee of Borrower, other than employee relocation loans, employee bridge loans and other incidental loans to employees, all in the ordinary course of business.

Transactions with Affiliates. Borrower will not directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

Prohibited Transfer. Borrower will not voluntarily or involuntarily, through its direct actions or inactions or indirectly through the actions or inactions of others, sell, assign, convey-in-lieu-of-condemnation, encumber, grant a lien or security interest, lease, demise, rent, transfer, convey or otherwise dispose of all or any part of the Collateral, or any interest, right or estate therein, other than sales or transfers made in the ordinary course of business for fair and reasonably equivalent consideration.

Change in Use. Borrower will not seek, make, suffer, consent to or acquiesce in any change in the zoning or conditions of use of the Land, whether public or private.  Borrower will not change the current use being made by Borrower of that portion of the Land on which the Premises exist, or any material part or parts of the remaining Collateral.

FCPA. Borrower will not use all or any part of the proceeds of the Loan, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Financial Covenants

Borrower will perform or cause to be performed each of Borrower’s obligations set forth in the following paragraphs of this Section, as and when required.

Financial Reports.  Borrower will furnish to Bank and Borrower will cause others to furnish to Bank, at the sole cost and expense of Borrower, such financial and other information respecting the business, assets, operations and financial condition of Borrower and the other Obligors as the Bank may from time to time reasonably request, including the following at the times indicated:

Annual Statements and Certificates.  Borrower shall furnish to Bank as soon as available, but in no event more than one hundred twenty (120) days after the close of each fiscal year of Borrower, a copy of the annual audited financial statement in reasonable detail satisfactory to Bank relating to Borrower and its Subsidiaries, prepared in accordance with GAAP and examined and certified by independent certified public accountants satisfactory to Bank, which financial statement shall include a consolidated and consolidating balance sheet of Borrower and its Subsidiaries as of the end of such fiscal year and consolidated and consolidating statements of income and cash flows of Borrower and its Subsidiaries for such fiscal year.

Quarterly Statements and Certificates.  Borrower shall furnish to Bank as soon as available, but in no event more than forty five (45) days after the close of Borrower’s fiscal quarters, consolidated and consolidating balance sheets of Borrower and its Subsidiaries as of the close of such period, consolidated and consolidating income statements, each prepared by a Responsible Officer of Borrower in a format acceptable to Bank, all as prepared and certified by a Responsible Officer of Borrower and a Compliance Certificate, containing a detailed computation of each financial covenant in this Agreement which is applicable for the period reported, and accompanied by a certificate of that officer stating whether any event has occurred which constitutes a Default or an Event of Default hereunder, and, if so, stating the facts with respect thereto.

Monthly Statements and Certificates.  Borrower shall furnish to Bank as soon as available, but in no event more than thirty (30) days after the close of each calendar month, balance sheets of Borrower and its Subsidiaries as of the close of such period, consolidated and consolidating income statements, all as prepared and certified by a Responsible Officer of Borrower and accompanied by report showing monthly output of electricity for the Land Fill Energy Facility for the preceding month, certified by a Responsible Officer of Borrower.

Annual Budget and Projections.  Borrower shall furnish to Bank as soon as available, but in no event later than thirty (30) days before the end of each fiscal year a consolidated and consolidating budget and pro forma financial statements on a month-to- month basis for the following fiscal year.

Additional Reports and Information.  Borrower shall furnish to Bank promptly, such additional information, reports or statements as Bank may from time to time reasonably request.

Debt Service Coverage.  Commencing with the fiscal quarter ending March 31, 2012, Borrower shall maintain a Debt Service Coverage, calculated on a rolling four (4) quarters basis for the fiscal quarter then ended and the immediately preceding three (3) fiscal quarters of not less than 1.35 to 1.0, provided, however, for the fiscal quarter ending March 31, 2012, the calculations shall be based on the results for that quarter annualized, for the fiscal quarter ending June 30, 2012, the calculations shall be based on the results for the two immediately preceding fiscal quarters annualized, for the fiscal quarter ending September 30, 2012, the calculations shall be based on the results for the three immediately preceding fiscal quarters annualized, and thereafter based on a rolling four (4) quarter basis.

Additional Covenants — Casualty and Condemnation

Casualty.  In the event of a loss or other casualty affecting the Collateral or any part or parts thereof, Borrower will give immediate notice by mail to Bank, who may make proof of loss if not made promptly by Borrower. Each insurance company concerned is hereby authorized and directed to make payment of any loss or other casualty directly to Bank, instead of Borrower and Bank jointly. If the loss or casualty is equal in value to less than 25% of the total Collateral, the Bank shall apply the proceeds of any insurance, or any part thereof, to the restoration or repair of the Collateral. If the loss or casualty is equal in value to 25% or greater of the total Collateral, the Bank may apply, at its option, the proceeds of any insurance, or any part thereof, to the reduction of the Indebtedness and other obligations evidenced by this Agreement or evidenced by or secured by any of the other Loan Documents.  Borrower will execute such further assignments of any such payments of Insurance proceeds as Bank may require.

Condemnation. Borrower will give Bank prompt written notice of the institution or threatened institution of any proceedings for eminent domain or for the condemnation of the Collateral or any part or parts thereof. To the extent permitted by applicable Requirements of Law, all compensation, awards and recoveries (collectively “awards”) for or from any condemnation or taking, or proceedings in-lieu thereof, of all or any part of the Collateral or for any damage or injury to it or any loss or diminution in value of the Collateral by reason of the condemnation or other taking, or proceedings in-lieu thereof, of all or any part of the Collateral, are hereby assigned to and will be paid to Bank for application, at Bank’s option, either to the reduction of the Indebtedness and other obligations evidenced by this Agreement or evidenced by or secured by any of the other Loan Documents, or to the restoration or repair of the Collateral. To the extent applicable Requirements of Law do not permit the application of all or any portion of such awards as aforesaid, and without limiting or negating Bank’s existing security interest and lien therein but in furtherance thereof, any awards that can not be so applied are hereby assigned to and Bank is hereby granted a security interest in and lien upon all such awards; and to perfect said security interest and lien, such awards will be paid to Bank, or Bank’s designee, and they will be and become a part of the Collateral. Borrower will execute such further assignments of any such awards as Bank may require.

Default

The occurrence of any one or more of the following events will constitute a Default or an Event of Default under this Agreement and the other Loan Documents (“Default” or “Event of Default”): (1) the occurrence of any default or event of default under the Note and the failure of such default or event of default to be cured within any applicable grace periods thereunder; (2) Borrower’s default under, breach, or failure to perform any material covenant, representation, warranty, term, condition or provision contained in this Agreement or any of the other Loan Documents, or any other Obligor defaults under, breaches or fails to perform any of such person’s material obligations under any of the Loan Documents, and any such defaults, breaches or failures to perform are not remedied to Bank’s satisfaction within fifteen (15) days following written notice thereof having been given by Bank to Borrower or such other person, as applicable; (3) the actual or threatened destruction, demolition, injury or waste to, or taking of, the Collateral, or any material part or parts thereof, which, in the sole opinion of Bank, impairs the Collateral’s value or may impair its value in any material respect, or threatens the prospect of timely payment and performance by Borrower or any other Obligor of any of their respective material obligations under this Agreement or any of the other Loan Documents; (4) the filing or attachment of a lien, including a mechanic’s, materialmen’s or warehousemen’s lien, security interest, encumbrance or other claim against the Collateral or any part or parts thereof, or interest therein, which is not bonded off to Bank’s satisfaction, except ad valorem property taxes for the then current year and a lien or security interest in Bank’s favor, or Borrower’s assets other than the Collateral, or any material part or portion thereof, or the assets or any material part or portion thereof of any other Obligor, are attached, seized, subjected to a writ or distress warrant, or are levied upon, and any such attachments, seizures, warrants or levies are not fully discharged within thirty (30) days following the date thereof; (5) Borrower’s insolvency or bankruptcy or the insolvency or bankruptcy of any other Obligor, or the appointment of a receiver for Borrower or any other Obligor, or any of their respective assets; ; the making or existence of a material misrepresentation in any loan application or other information provided by Borrower, or any other Obligor, to Bank in connection with the Loan; (6) Borrower’s default under any other Indebtedness or other obligation Borrower now owes Bank or which Borrower may in the future owe to Bank, or the occurrence of a default under any other present or future Indebtedness or obligation owing to Bank by any other Obligor, and the failure of such defaults to be cured within any applicable grace periods; (7) the occurrence of an event of default or other breach under the covenants, terms or conditions of any instruments or other agreements to which any of the Loan Documents are subordinate or which are subordinate to any of the Loan Documents and the failure of such default or breach to be cured within any applicable grace period; (8) a determination by Bank that the Collateral or any material part or parts thereof have suffered a substantial decline in value or that a substantial decline in value is probable; (9) or a determination by Bank that the prospect of payment or performance by Borrower or any other Obligor under this Agreement or any one or more of the other Loan Documents is insecure in any material respect, or that a material adverse change in the financial condition of Borrower or any other Obligor has occurred since the Effective Date of this Agreement.

Remedies

Upon the occurrence of an Event of Default under this Agreement or any of the other Loan Documents Bank will have the right, at its option and without prior notice or demand unless otherwise required hereunder or in any of the other Loan Documents, to exercise any and all of Bank’s rights and remedies under this Agreement and the other Loan Documents that are exercisable by Bank after the occurrence of an Event of Default, including any one or more of the rights and remedies in the paragraphs of this Section entitled “Acceleration”, “Power of Enforcement” and “Management of Collateral”. Any amounts collected by Bank through the exercise of Bank’s rights and remedies as aforesaid, or otherwise, including proceeds of any sale of, and other realization upon, all and any part of the Collateral, will be applied by Bank as provided under the paragraph of this Agreement entitled “Application of Payments”, unless applicable Requirements of Law require a different application of payments, and then they will be applied in accordance with applicable Requirements of Law.

Acceleration. Upon the occurrence of an Event of Default, Bank will have the right, at its option and without prior notice or demand unless otherwise required hereunder or in any of the other Loan Documents, to accelerate and declare immediately due and payable the Note, or any one or more of them if more than one, as well as any and all of the other Indebtedness and other obligations owing under this Agreement and the other Loan Documents that are not already due hereunder and that are not already due thereunder.

Power of Enforcement. Upon the occurrence and during the continuance, of an Event of Default, Bank may do, seek to be done and have done by itself, or others on Bank’s behalf, any one or more of the following, whether or not Bank accelerates payment: (1) limit, restrict, suspend or terminate Bank’s obligation to make Disbursements under this Agreement to Borrower or any other person; (2) pay any sums for which Borrower or any other Obligor is or may in the future be obligated hereunder or under any of the other Loan Documents; (3) take possession and control of all, or such part or parts of the Collateral, or interests therein, as Bank may elect, through Bank’s own actions or those of Bank’s authorized representatives, or through appropriate legal or equitable proceedings, including obtaining the appointment of a receiver or other similar official to enter upon and take possession of, and control and management over any and all of the Collateral or interests therein; (4) perform or cause to be performed the obligations of Borrower, any other Obligor or any other person under this Agreement or any of the other Loan Documents, and perform or cause to be performed any other acts Bank deems advisable, including in all the foregoing instances, management of the Collateral by Bank exercising the rights and remedies granted in the paragraph below entitled “Management of Collateral” and by Bank exercising any other rights and remedies afforded to Bank elsewhere in the Loan Documents; (5) foreclose or authorize the foreclosure of all and any part or parts of the Collateral, or interests therein, under any powers of sale granted in the Loan Documents or through a judgment or decree of a court or courts of competent jurisdiction; and (6) exercise or pursue any other rights and remedies available to Bank under the Loan Documents, at law or in equity, including any one or more of the following: Bank’s right of set-off; Bank’s right of recoupment; suits in equity; actions at law; and other appropriate legal, equitable and administrative proceedings to enforce full payment and performance.

Management of Collateral. Upon the occurrence and during the continuance, of an Event of Default, Bank will have the right, but not the obligation, by itself or through Bank’s authorized representatives, a receiver or other similar official, or any other person, to take possession of, hold, store, use, operate, construct, install, complete, repair, restore, preserve, protect, lease, rent, demise, sell, transfer and otherwise generally manage and control all and any part or parts of, and interests in the Collateral, and conduct the business and all other activities related or incident thereto, as Bank deems necessary or advisable in Bank’s discretion. In furtherance of the foregoing, from time to time and at any time after the occurrence of an Event of Default, Bank may do and Bank may have done or direct the doing of any one or more of the following: complete any construction and upfitting of improvements in Bank’s name or Borrower’s name; make all necessary or appropriate maintenance, repairs, renewals, replacements, additions, betterments and improvements to the Premises and parts thereof, and in connection therewith, purchase and otherwise acquire fixtures, personal property and other types of property; insure and keep the Collateral and parts thereof insured; manage and operate the Collateral and parts thereof, including leasing, demising, renting or selling; enter into agreements with other persons relative to the management and operation of the Collateral and parts thereof; and collect and receive all the rents, income, proceeds and other benefits arising out of the Collateral and each and all parts thereof and interests therein.

Payment of Costs and Expenses

Without limiting any other provision of this Agreement relating to Borrower’s payment of costs and expenses incurred by Bank and those incurred by others on behalf of Bank, but in addition thereto, whether or not the Loan is made and all of the Loan proceeds disbursed, Borrower will pay to Bank, when requested to pay, each and all of any out of pocket costs and expenses incurred by Bank or others on behalf of Bank in connection with the Loan or the making of the Loan, and those incurred for any Obligor or on behalf of any Obligor in order for such person to meet Bank’s requirements in the Loan Documents, including, to the extent permitted by applicable Requirements of Law, all intangible personal property taxes, documentary stamp taxes, excise taxes and other similar taxes now or hereafter required to be paid in connection with the Loan. Borrower will also pay to Bank, on demand, any and all out of pocket costs and expenses incurred or paid by Bank and those incurred or paid on behalf of Bank in doing any one or more of the following: (1) in maintaining, protecting, preserving and enforcing Bank’s liens and security interests in the Collateral, or in maintaining, repairing, restoring, preserving, protecting and safeguarding the Collateral, including all out of pocket costs and expenses incurred or paid in completing any construction related to the Collateral, completing furnishing of the Collateral, managing the Collateral or selling, transferring or otherwise disposing of the Collateral; (2) in collecting any amount due and owing under each one of and all of the Loan Documents; and (3) in undertaking or otherwise enforcing Bank’s other rights and remedies hereunder and under the other Loan Documents with respect to the Collateral and the Indebtedness and other obligations evidenced or secured by any one or more of the Loan Documents, including enforcement of any and all of Borrower’s or any other Obligor’s performance obligations.  All of the foregoing costs and expenses will be paid with interest thereon at the Contract Rate from the date paid or incurred by or on behalf of Bank until such costs and expenses are paid by Borrower.  All sums so paid and expended by Bank, and the interest thereon, will be added to and be secured by Bank’s liens and security interests in the Collateral.

General Terms

This Agreement and the other Loan Documents, including the Note, are incorporated into each other and they are each a part of the other. All of the Loan Documents will be applied and enforced in harmony with and in conjunction with each other to the end that Bank realizes fully upon its rights and remedies in each and the liens and security interests created by each; and, to the extent conflicts exist between this Agreement and the other Loan Documents, they will be resolved in favor of Bank for the purpose of achieving the full realization of Bank’s rights and remedies and the liens and security interests as aforesaid.

Borrower’s and the other Obligors’ representations and warranties to Bank in this Agreement and the other Loan Documents will be deemed continuing representations and warranties.

Borrower will indemnify, defend and hold harmless Bank Indemnitees from and against any and all Claims which may be asserted against, incurred or suffered by, or imposed or levied on Bank Indemnitees under, on account of or in relation to any of the Loan Documents, any transactions contemplated in or arising from or in connection with any of the Loan Documents or the enforcement of any of the terms of any of the Loan Documents, including any Claims from (1) a breach by Borrower or any other Obligor of any material warranty or representation made by Borrower or any other Obligor in this Agreement or any of the other Loan Documents, or any material warranty or representation made in this Agreement or any of the other Loan Documents being false or untrue in any material respect, (2) a breach by Borrower or any other Obligor of any material covenant or agreement made or given by Borrower or any other Obligor in this Agreement or any of the other Loan Documents, (3) suits, actions or other proceedings by any receiver, trustee in bankruptcy, debtor-in-possession or other person on account of any alleged preference or fraudulent transfer received or alleged to have been received from Borrower or any other person as the result of any transaction under any of the Loan Documents, or (4) suits, actions or proceedings to recover damages or other relief, whether legal or equitable, for any acts or omissions of any of the Bank Indemnitees (a) under any of the Loan Documents, (b) in the performance of any rights or remedies of Bank against any Obligor, the Collateral or with respect to the Loan, or (c) on account of any transaction involving any of the Bank Indemnitees under or in relation to the Loan or any of the Loan Documents. Borrower’s obligations under the indemnifications in this paragraph will not extend to Bank Indemnitees’ gross negligence or willful misconduct.  Borrower’s obligations under the indemnifications in this paragraph will survive termination of this Agreement.

The recitals are part of this Agreement. All exhibits and other attachments to this Agreement are incorporated herein.

Bank may retain all of the Loan Documents in an electronic medium or other non-tangible medium that permits such records to be retrieved in a perceivable form.

This Agreement and all of the other Loan Documents will be governed by and construed in accordance with the laws of the State of Georgia, excluding, however, the conflict of law and choice of law provisions thereof.

To the extent permitted by law, Borrower waives any right to a trial by jury in any action arising from or related to any of the Loan Documents or any Indebtedness evidenced or secured by any of the Loan Documents.

All of Bank’s rights and remedies under this Agreement and under the other Loan Documents and those available to Bank at law and in equity, may be exercised by Bank from time to time concurrently, alternatively, successively or cumulatively, as Bank elects; and unless otherwise specifically provided to the contrary herein, such rights and remedies may be exercised both before and after the occurrence of a Default.

No delay or forbearance by Bank in exercising any of its rights and remedies under this Agreement or under any of the other Loan Documents, or its rights and remedies otherwise afforded by law or in equity, will operate as a waiver thereof or preclude the exercise thereof at any subsequent time.

A waiver or postponement by Bank must be in writing to be effective against Bank. A waiver or postponement by Bank as to any matter will not constitute a waiver or postponement by Bank as to any other matter.

If any provision under this Agreement or any of the other Loan Documents is prohibited or invalid under any applicable laws, such provision will be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or the other Loan Documents.

The terms and conditions of this Agreement may be changed only by an agreement in writing signed by Bank and Borrower, unless otherwise provided herein.

Borrower does hereby irrevocably constitute and appoint Bank its true and lawful attorney with full power of substitution, for it and in its name, place and stead, to do or cause to be done such acts as Bank, in its sole discretion, deems necessary and advisable to effect the terms and conditions of this Agreement and the other Loan Documents at any time after the occurrence and during the continuance of an Event of Default, and to otherwise realize Bank’s rights and remedies hereunder and thereunder, and the benefits provided to Bank herein and therein. The foregoing appointment is and the same will be coupled with an interest in Bank’s favor.

Borrower may not assign this Agreement or any of the other Loan Documents, or any of Borrower’s rights or obligations hereunder or thereunder.

Subject to the foregoing limitations on Borrower’s right to assign and any other limitations on assignment in any of the other Loan Documents, the covenants, terms and conditions contained in this Agreement will bind, and the benefits and powers will inure to, the respective heirs, executors, administrators, successors and assigns of the parties hereto, including Bank’s authorized representatives and any administrative or servicing agents for Bank or any holder of all or any part of the Note.

From time to time Bank may sell to one or more financial institutions or other Banks a participation in the Loan. Bank will not be under any obligation to disclose to Borrower or any other Obligor the fact that it is soliciting participations or that it has sold participations in the Loan. The sale of one or more participations in the Loan by Bank will not relieve Bank of its obligations under this Agreement and will not grant to Borrower or any other Obligor any greater rights relative to the Loan or under any of the Loan Documents, and it will not relieve Borrower or any other Obligor of any of their respective obligations on the Loan or under any of the Loan Documents. To the extent Bank sells participations in the Loan, when requested, Borrower will permit such participants to conduct any inspections and audits Bank is permitted to undertake under this Agreement with Bank or separate from Bank, and Borrower and the other Obligors will otherwise communicate with such participants with respect to the Loan and the Loan Documents, when requested to do so by Bank.  In the event Bank sells participations in less than 100% of the Loan, the Bank shall at all times remain the agent for all the participating banks, and Borrower and any Obligors shall be entitled to correspond only with Bank, and may rely solely on Bank, as to all payments, communications, deliveries, notices and the like as required by the Loan Documents; Borrower and any Obligors shall not be required to communicate or otherwise initiate, accept or maintain any contact with any participating banks.

Bank may make such credit investigations and other investigations regarding Borrower and any other Obligors as Bank deems necessary or appropriate, including any investigations as may be necessary or advisable under applicable Requirements of Law. Unless otherwise prohibited by applicable Requirements of Law, Bank may disclose financial and other information concerning Borrower and any other Obligors to any person, including any of the following: Governmental Authorities; credit bureaus and other similar persons; Borrower’s and any other

Obligors’ other creditors or prospective creditors; Bank’s Affiliates; Bank’s authorized representatives and any administrative or servicing Agents for Bank; Bank’s Affiliates’ authorized representatives and any administrative or servicing Agents for Bank’s Affiliates; any participant or prospective participants, and to any assignee, or prospective assignee, of the Loan or any part or parts thereof, and the authorized representatives and any administrative or servicing Agents for such persons.

All notices and other communications under this Agreement will be deemed given when mailed by registered or certified mail, postage prepaid, return receipt requested, addressed to the addresses of the parties as set forth in this Agreement. Borrower and Bank may, by written notice given hereunder, designate a different address where communications should be sent and Bank may direct, by notice to Borrower, for communications to be sent electronically or in some other non-tangible medium.

This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same agreement, and in making proof of this Agreement, it will not be necessary to produce or account for more than one such counterpart. A facsimile or other electronic signature or acknowledgement will be an acceptable form of signature or acknowledgement and will be deemed an original signature or acknowledgement for all purposes.

Time is of the essence for the performance of all of Borrower’s and the other Obligors’ respective covenants and agreements set forth in this Agreement and in each of the other Loan Documents.

Term of Agreement

This Agreement will become effective on the Effective Date and will continue in full force and effect until the last to occur of: (1) full and final payment of the Loan and all other Indebtedness now owing and which may in the future be owing to Bank under each one of and all of the Loan Documents; (2) the full and final satisfaction of Borrower’s obligations, and those of any other Obligor, under each one of and all of the Loan Documents; and (3) termination of Bank’s funding and other financial obligations, if any, under this Agreement and the other Loan Documents. Termination of this Agreement will not terminate any of Borrower’s or any other Obligor’s payment or performance obligations under this Agreement or any of the other Loan Documents that are intended to survive such termination. If Bank is required to return or repay any payments made on the Loan or any of the other Indebtedness evidenced or secured by any of the Loan Documents, whether before or after termination of this Agreement or any of the other Loan Documents, the Indebtedness intended to be satisfied by such returned or repaid payments will be revived and continued in full force and effect as if said returned or repaid payments had not been made, and this Agreement and the other Loan Documents will continue to be effective or reinstated, as the case may be, as to such returned or repaid payments.

[Signatures Appear on the Following Page]

EXECUTED by the undersigned under SEAL as of the Effective Date.

BANK:

RBC BANK (USA)

By:	/s/ Brendan McGuire		(SEAL)
Name: Brendan McGuire
Title: Senior Vice President

BORROWER:

GES — PORT CHARLOTTE, LLC
By:	LIME ENERGY ASSET DEVELOPMENT, LLC, its sole member and manager

	By:	/s/ Eric Dupont	(SEAL)
Name: Eric Dupont
Title: President

Attachment 1 to Loan Agreement

Definitions

“Affiliate” means, with respect to any person, any person that owns or controls directly or indirectly such person, any person that controls or is controlled by or is under common control with such person, and each of such person’s senior executive officers, directors, members and partners, and for purposes of this definition only, “control” and derivations thereof means with respect to any person, either (i) ownership directly or indirectly of 49% or more of all equity interests in such person, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement.

“Asset Disposition” means the disposition of any or all of the assets (including, without limitation, any capital stock owned thereby) of any Obligor or any Subsidiary thereof whether by sale, lease, transfer or otherwise, and any issuance of capital stock by any Subsidiary of the Borrower to any person that is not an Obligor or any Subsidiary thereof.  The term “Asset Disposition” shall not include (a) any Equity Issuance, (b) the sale of inventory in the ordinary course of business, (c) the write-off, discount, sale or other disposition of defaulted or past-due receivables and similar obligations in the ordinary course of business and not undertaken as part of an accounts receivable financing transaction, (d) dispositions of investments in cash and cash equivalents, and (f) the transfer of any asset from one Obligor to another Obligor for reasonably equivalent consideration.

“Bank” means RBC Bank (USA), a North Carolina banking corporation, its successors and assigns, whether by assignment, transfer, merger, acquisition of the stock or assets of RBC Bank (USA) or otherwise.

“Bank Indemnitees” means Bank, inclusive of Bank’s shareholders, directors, officers and employees, and Bank’s authorized representatives; and, a reference in this Agreement and the other Loan Documents to “Bank Indemnitees” is to each one of the Bank Indemnitees, any combination of the Bank Indemnitees or all of the Bank Indemnitees, as the context requires for the purposes of effecting the provisions of this Agreement in which the term is used without having to qualify the term “Bank Indemnitees” with “each”, “any”, “all” or similar words.

“Best Efforts” means the efforts that a prudent person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks in the jurisdiction whose laws govern this Agreement are authorized or required to close.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Change in Control” means any one or more of the following: (1) in the event a person or any of its general partners or members is a corporation or trust, the sale, conveyance, transfer or disposition of more than 10% of the issued and outstanding capital stock of such person, any of its general partners or any of its members, or of the beneficial interest of such trust (or the issuance of new shares of capital stock in such person or any of its general partners or members so that immediately after such issuance the total capital stock then issued and outstanding is more than 10% of the total immediately prior to such issuance); and (2) in the event a person or any general partner or member of such person is a limited or general partnership, a joint venture or a limited liability company, a change in the ownership interests in any general partner, any joint venturer or any member, either voluntarily, involuntarily or otherwise, or the sale, conveyance, transfer, disposition, alienation, hypothecation or encumbering of all or any portion of the interest of any such general partner, joint venturer or member in such person or such general partner or member (whether in the form of a beneficial, partnership or membership interest or in the form of a power of direction, control or management, or otherwise). A “Change in Control” also means a change in the voting control of 10% of the issued and outstanding equity interests in a person, whether such change in voting control is through a voting trust, power-of-attorney, guardianship, custodianship, receivership, insolvency, bankruptcy or other method.  Notwithstanding the foregoing a “Change in Control” will not include the following

(each a “permitted change in control”): (a) transfers of limited partnership interests in an Obligor or in any general partner or member of an Obligor, provided written notice of such transfers is given to Bank within ten (10) days of the effective date of any transfer, and (b) any involuntary transfer caused by the death of any general partner, member, shareholder, joint venturer, or beneficial owner of a trust so long as the relevant Obligor is promptly reconstituted or other arrangements are made following such death that are acceptable to Bank and with respect to the events described in (a) and (b), so long as those persons responsible for the management of the Collateral remain unchanged as a result of such voluntary transfers or deaths, or if replacement management is necessary because of a death, it is in place and approved by Bank within four (4) months following a death.

“Claims” means any and all claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, awards, settlements, satisfactions, remedial response or action, including costs of environmental clean-up, disbursements and costs and expenses of any kind or nature whatsoever, whether arising under or in connection with any of the Loan Documents, under any Requirements of Law or otherwise, that may now or hereafter be suffered or incurred by, or imposed or levied on, a person and whether suffered or incurred in, or imposed or levied on or as a result of any investigation, litigation, arbitration or other judicial or non-judicial proceeding or any appeals related thereto, or any settlements, compromises or satisfactions related thereto.

“Collateral” means the existing and after-acquired property and property rights described on Attachment 2, any Disbursements that may be placed or deposited now or in the future into an escrow account with Bank as provided or contemplated in the Section of this Agreement entitled “Conditions to Funding”, and all other existing and after-acquired property and property rights in which liens and security interests have been granted or may in the future be granted to secure the Loan and the other Indebtedness and obligations now or hereafter evidenced by and arising under any one or more of this Agreement, the other Loan Documents and any transactions related to this Agreement or any of the other Loan Documents, together with the proceeds, products, accessions, additions, replacements and substitutions thereto and thereof.

“Collateral Assignments” means the collateral assignments, chattel mortgage and security agreements granting to Bank perfected first lien security interests in (1) all material contracts relating to the Premises, including, but not limited to the Site Lease Agreement, the Management Agreement, the Landfill Gas Purchase Agreement, the Utility and Infrastructure Easement Agreement, the Small Generator Interconnection Agreement, and the Renewable Energy Power Purchase Agreement [insert others as needed], (2) all rights relating to rents, issues and profits from the Land Fill Energy Facility, (3) all Personalty, (4) all licenses and permits and (5) any other property or property rights identified herein as being subject to a Collateral Assignment.

“Contract Rate” means the contract rate at which interest accrues from time to time on the Note, and if interest accrues at different contract rates, any one of the contract rates which interest accrues as selected by Bank, in its sole discretion, which rate may be fixed or variable.

“Debt Service” means the sum of (a) the total of principal and interest payments on Funded Debt (excluding Excess Cash Flow Mandatory Prepayments), plus (b) any cash dividends or distributions to shareholders or members of Borrower (excluding permitted distribution made pursuant to the Treasury Grant).

“Debt Service Coverage Ratio” means for the period of determination, the ratio of (a) EBITDA, less cash taxes and unfunded capital expenditures to (b) Debt Service.

“Default” or “Event of Default” means any of the events or conditions described above in the Section entitled “Default” and means any other event or condition described or identified in this Agreement or any of the other Loan Documents as a default or an event of default under this Agreement or any of the other Loan Documents.

“Disbursement” means a disbursement of Loan proceeds.

“EBITDA” means Borrower’s total earnings, plus, to the extent deducted in determining earnings, (i) Interest Expense, (ii) income and cash taxes, and (iii) depreciation and amortization expenses.

“Equity Issuance” means (a) any issuance by any Obligor thereof to any person that is not an Obligor or a Subsidiary thereof, of (i) shares of its capital stock, (ii) any shares of its capital stock pursuant to the exercise of options or warrants or (iii) any shares of its capital stock pursuant to the conversion of any debt securities to equity and (b) any capital contribution from any Person that is not an Obligor into any Obligor or any Subsidiary thereof.

“Excess Cash Flow” means “Excess Cash Flow” means for any annual period of determination, an amount equal to fifty percent (50%) of EBITDA less cash taxes paid, less Debt Service, and less up to $10,000 in capital expenditures as shown on the annual financial statements for such annual period, furnished to Bank in accordance with this Agreement; or in the event that Borrower fails to deliver such financial statements to Bank as and when required, or Bank determines in the exercise of its good faith and reasonable discretion, that such financial statements do not accurately reflect Borrower’s financial position for the period covered, Bank shall estimate, in its sole and absolute discretion, the amount of Excess Cash Flow for such period.

“Funded Debt” means, at any time, all obligations for borrowed money which bear interest or to which interest is imputed plus, without duplication, all obligations for the deferred payment of the purchase of property, all Capitalized Lease obligations and all obligations secured by purchase money security interests.

“Funding Date” means any date that proceeds are disbursed to Borrower under Loan, and the initial Funding Date may occur on a date different than the Effective Date.

“GAAP” means generally accepted accounting principles.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any quasi-governmental authority or body, and any person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Ground Lease” means the lease between Borrower and Ground Lessor, and any extensions, renewals and modifications thereto, and any substitutions therefore.

“Ground Lessor” means Charlotte County, Florida.

“Guaranty” means the Unconditional Guaranty Agreements executed jointly and severally on the Closing Date by each Guarantor.

“Guarantor” means Lime Energy Co., a Delaware corporation or Lime Energy Asset Development, LLC, a Delaware limited liability company as the case may be, and “Guarantors” means collectively, Lime Energy Co., a Delaware corporation and Lime Energy Asset Development, LLC, a Delaware limited liability company.

“Indebtedness” means with respect to any person, any and all of the following indebtedness, obligations and liabilities, together with any and all renewals, extensions, modifications, amendments, changes, consolidations, replacements or substitutions thereof or therefor, whether jointly with others or individually, as a debtor, maker, co-maker, drawer, endorser, guarantor, surety or otherwise, and whether voluntarily or involuntarily incurred, due or not due, absolute or contingent, direct or indirect, liquidated or unliquidated: (i) all indebtedness, obligations and liabilities of such person for money borrowed; (ii) all indebtedness, obligations and liabilities of such person for the acquisition of property; (iii) all indebtedness, obligations and liabilities secured by any lien on the property of such person whether or not such indebtedness, obligations and liabilities are the personal obligation of such person; (iv) all indebtedness, obligations and liabilities of such person by way of endorsements (other than for collection or deposit of negotiable instruments in the ordinary course of business); (v) all indebtedness, obligations and liabilities of such person under agreements relating to derivatives transactions (e.g. interest rate swaps, caps, floors or collar transactions, or other similar transactions made pursuant to an International Swap Dealers Association, Inc. Master Agreement or similar agreement); (vi) all contingent obligations; (vii) all capitalized leases; (viii) all synthetic leases; (ix) all other items which in accordance with GAAP are classified as liabilities on a balance sheet, provided, however, with respect to the foregoing, “Indebtedness” will not include (1) any consumer credit as defined under the Federal Reserve Board’s Regulation Z (Truth-in-Lending)(12 CFR 226 et. seq.) and (2) current casualty or liability insurance premiums that are in the ordinary course of business of Borrower financed by a third-party in the business of financing insurance premiums.

“Improvements” means all buildings and improvements of the Borrower now or hereafter located on the Premises, including, without limitation, the Land Fill Energy Facility.

“Interest Expense” means the total of the costs of advances outstanding under Funded Debt during that period, including (i) interest charges, (ii) capitalized interest, (iii) the interest component of Capitalized Leases, (iv) fees payable in respect of letters of credit and letters of guarantee, and (v) discounts incurred and fees payable in respect of bankers’ acceptances.

“Land” means the real property located in Charlotte County, Florida and more fully described in the Mortgage, together with (i) all buildings and other improvements now located thereon and all buildings and improvements located thereon in the future and (ii) all rights now or in the future appurtenant thereto.

“Land Fill Energy Facility” means the landfill facility located in Charlotte County, Florida which is operated to convert methane gas from the Zemel Road Landfill into electricity.

“Landfill Gas Purchase Agreement” means that certain landfill gas purchase agreement dated July 22, 2008 by and between the Ground Lessor and North American Natural Resources-Southeast, L.L.C., which has been assigned to Borrower on January 21, 2009.

“Leases” means all present and future leases, rental agreements and other demising agreements with respect to any one or more of the Land, Personalty and Rents, or any part or parts thereof or interests therein, now existing or hereafter made, executed and delivered (whether written, electronic or verbal), and all present and future extensions, renewals, modifications and amendments thereof, and substitutions and replacements therefor and all present and future security deposits and escrows related thereto.

“Loan” refers to the loan made pursuant to this Agreement and evidenced by the Note.

“Loan Amount” means the loan amount stated in the Section of this Agreement entitled “Loan” and if more than one loan is made pursuant to this Agreement, the term can reference the loan amount for one loan, any combination of, or all of the loans, as the context so requires.

“Loan Documents” means this Agreement, the Note, the Mortgage, the Security Agreement, the Collateral Assignments, the Pledge Agreement, the financing statements and any other instruments, agreements, statements, reports, opinions, resolutions, certifications, affidavits, documents and records now or hereafter evidencing the Loan, securing the Loan or delivered or furnished in connection with the Loan, which may include deeds to secure debts, security deeds, mortgages, deeds of trust, assignments, security agreements, pledge agreements, guaranty agreements, control agreements, collateral assignments, financing statements, opinions, resolutions, certifications, affidavits and rate management agreements. A reference to the Loan Documents includes each one of and all such documents as amended, modified, extended, renewed, supplemented, restated, substituted or replaced from time to time, whether in whole or in part.

“Mortgage” means that certain Mortgage of even date herewith from Borrower in favor of Bank, which encumbers Borrower’s leasehold interest in the Premises, together with all Improvements thereon.

“Note” means the promissory note or promissory notes of Borrower in favor of Bank evidencing the Loan, and if more than one loan is extended pursuant to this Agreement, the term can reference one, any combination of, or all of the promissory notes, as the context so requires. The “Note” is sometimes referred to in the other Loan Documents as the “Obligations”, which is a reference in those documents to the Loan (i.e., the Indebtedness) and the Note (i.e., the evidence of the Indebtedness), as the context requires.

“Obligors” means Borrower and the Guarantors and other supporting obligors and all other persons that are or may be liable for the payment of all or any part of the Loan or any other Indebtedness or other obligations of Borrower or any Guarantor or other supporting obligor under this Agreement or any of the other Loan Documents.

“Permitted Liens” means liens, encumbrances, easements and other matters listed as exceptions to the final Title Policy and approved in writing by Bank, together with: (a) liens securing the Indebtedness permitted hereby; (b) inchoate liens for taxes and other statutory liens, landlord’s liens and similar liens arising out of operation of law so long as the obligations secured thereby are not past due or are being contested and the proceedings contesting such obligations have the effect of preventing the forfeiture or sale of the property subject to such lien; (c) liens for deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security and similar laws; (d) attachment, judgment and other similar non-tax liens not constituting an Event of Default; (e) liens in the nature of easements or other similar encumbrances or restrictions (not securing

Indebtedness) on the use of Borrower’s properties, so long as such liens do not materially impair Borrower’s use of such property; (f) Liens in favor of the Bank; and (g) Liens not to exceed Fifty Thousand Dollars ($50,000) in the aggregate (A) upon or in any equipment acquired or held by Borrower to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment.

“Personalty” means all furnishings, fixtures, equipment, inventory and other tangible personal property now owned and all of the foregoing which may be hereafter acquired by Borrower, that are or may be in the future incorporated into, made a part of, attached to, located under, on or above, contained in, or used in connection with the Land or any portion thereof or appurtenances thereto, wherever located, whether in Borrower’s possession and control, in transit or in storage and all replacements thereof, all articles in substitution therefor and all accessions thereto, whether or not the same are or will be attached to the Land in any manner, together with all accounts, promissory notes and other instruments, chattel paper (both tangible and electronic), contracts and contract rights, documents, deposit accounts, monies, investment property, financial assets and general intangibles of every nature and kind related to, used in connection with or arising out of or from the foregoing furnishings, fixtures, equipment and other tangible personal property, both now owned and all of the foregoing which may be hereafter acquired by Borrower, and all property described in the Collateral Assignments to the extent the same constitutes personal property, together with proceeds and products of all the foregoing and books and records related to all of the foregoing.

“Pledge Agreement” means that certain pledge agreement of even date herewith from Lime Energy Asset Development, LLC in favor of Bank.

“Premises” is a term sometimes used in this Agreement to refer to the Land and the Personalty that is tangible in nature.

“Rents” means all present and future rents, issues, profits, revenues, royalties, accounts, moneys, rights and other benefits arising from, related to and otherwise connected to or flowing from all, or any part or parts of any one or more of the Land, Personalty and Leases, or interests therein.

“Renewable Energy Power Purchase Agreement” means that certain renewable energy power purchase agreement dated February 14, 2011 between Orlando Utilities Commission and Borrower.

“Requirements of Law” means any law, treaty, rule, regulation, ordinance, determination of an arbitrator, order of a court or determination, advisory opinion, order, guideline, finding or requirement of any other Governmental Authority, as amended, supplemented and in effect from time to time, in each case applicable to and binding upon such person or any of its properties or to which such person or any of its properties is subject, either individually or jointly with another person or persons.

“Responsible Officer” means the chief financial officer of Borrower.

“Security Agreement” is an agreement separate from any of the other Loan Documents and means the agreement that grants to Bank a UCC security interest in the Collateral. The Security Agreement, if one, will supplement the security interest granted in the Collateral by this Agreement and any of the other Loan Documents, including the Mortgage — which includes a security agreement/grant of a security interest in the Collateral.

“Small Generator Interconnection Agreement” means that certain small generator agreement between Florida Light and Power and Borrower dated February 10, 2011.

“Site Lease Agreement” means that certain site lease agreement dated July 22, 2008 between the Ground Lessor and North American Natural Resources-Southeast, L.L.C., which was assigned to Borrower on January 21, 2009.

“Subsidiary” means any corporation, limited liability company, partnership or other entity, the majority of the voting ownership of which at the time are owned directly by Borrower and/or by one or more Subsidiaries of Borrower

“Treasury Grant” means those certain payments made to Borrower under Section 1603 of the American Recovery and Reinvestment Tax Act of 2009 by, or on behalf of, the United States Department of the Treasury.

“Utility and Infrastructure Easement Agreement” means that certain Utility and Infrastructure Agreement between the Ground Lessor and Borrower dated November 8, 2010.

Use And Application Of Terms

In using and applying the various terms, provisions and conditions in this Agreement and the other Loan Documents, the following will apply: (1) words in the neuter gender mean and include correlative words of the feminine and masculine genders and words importing the singular numbered meaning include the plural number or a collective reference, and vice versa; (2) as the context requires, “and” may have a joint meaning or a several meaning and “or” may have an inclusive meaning or an exclusive meaning; (3) the word “all” includes “any” and the word “any” includes “all”; (4) the words “include” or “including” will mean “without limitation”; (5) words importing persons include individuals and Organizations, and “third person” and “third party” are synonymous and they reference a person other than an Obligor or Bank; (6) the words “attorney” and “counsel” are interchangeable in this Agreement and the other Loan Documents; (7) the phrase “costs and expenses”, or variations thereof, will include fees of receivers or other similar officials, reasonable attorneys’ fees and fees of legal assistants, reasonable fees of accountants, engineers, surveyors, appraisers and other professionals or experts, and the costs and expenses incurred by any of the foregoing, whether in the investigation, prosecution or defense of any matter or otherwise, and inclusive of fees, costs and expenses of the foregoing incurred in connection with and during the pendency of any Obligor’s reorganization, receivership, insolvency or bankruptcy; (8) any reference to the “Collateral” includes, as the context requires, all of the Collateral, part or parts thereof and interest or interests therein; (9) the term “contract” includes any and all leases, licenses, franchise agreements, occupancy agreements, use agreements, condominium agreements, covenants, restrictions, property owner’s association agreements and other contracts and agreements Borrower enters into or is subject to from time to time with respect to the Collateral, or that the Collateral is subject to from time to time; (10) the term “financial statements” will include the accompanying notes and schedules; (11) any reference to “the other Obligors”, “any other Obligors” or similar references will be to the other Obligors, if there are any (i.e., “if any” will not be repeated each time there is a reference to an Obligor who is not, or Obligors who are not, Borrower); (12) any reference to “rights and remedies”, or any variations thereof, will include, as the context requires, rights, authority, powers, benefits, privileges and remedies; (13) all accounting terms used in this Agreement will be construed in accordance with GAAP and all calculations will be made in accordance with GAAP; (14) all references to the time of day will mean the time of day on the day in question in Atlanta, Georgia, unless otherwise expressly provided in this Agreement; (15) for Obligors and other persons who are Organizations, when any action is required or permitted to be taken, it is intended that the same will be undertaken through duly authorized employees or representatives of such person, or a partner, member, manager, officer or director, and any action taken by any of the foregoing persons will be presumed authorized absent a clear and convincing showing that the person relying on such action knew or should have known that the person acting was exceeding such person’s authority; and (16) the section titles, any table of contents and any list of exhibits or schedules appear as a matter of convenience only and will not affect the interpretation of this Agreement, and any reference to a section or paragraph includes the referenced section or paragraph and any part or subparts to that section or paragraph.

Additional Terms And Conditions

Searches.  Bank shall have received current UCC-11 search results from such local and state filing offices as Bank may request, each showing no liens and security interests against any of the Collateral described in the Loan Documents.

Title Insurance Commitment.  Bank shall have received the Title Policy, or the Title Insurance Commitment, with respect to the Premises issued by the Title Insurance Company, and such Title Policy, or Title Insurance Commitment, (1) shall have deleted, or shall have been marked to delete, all exceptions other than Permitted Encumbrances, (2) shall meet or have satisfied all requirements requested by Bank and (3) shall contain such endorsements as Bank deems appropriate (e.g., access, comprehensive).  Without limiting the foregoing, but in addition thereto, the Title Policy, or marked up Title Insurance Commitment, shall insure in an amount up to the Loan Amount, Bank’s first lien and security interest in the Borrower’s leasehold interest and all Improvements in the Premises, subject only to the Permitted Encumbrances and such other matters as Bank may approve; and Bank’s first lien and security interest in the leasehold interest and in the Improvements , shall be insured as superior and prior to any and all mechanic’s liens and materialmen’s liens which may be filed in the future relative to the leasehold interest and the Improvements.

Survey.  Borrower shall have delivered to Bank four copies of a recent survey or surveys of the Premises by a registered land surveyor, together with a surveyor’s certificate with respect to such survey (if required by Bank) sufficient to cause the Title Company to delete the standard survey exception from the title policies.

Environmental Questionnaire.  Borrower shall have completed and delivered to Bank one or more environmental questionnaires on a form supplied by Bank related to the Premises.  The completed questionnaire shall contain answers to the questions in the questionnaire that are satisfactory in all respects to Bank.

Licenses and Permits.  Bank shall be provided with copies of all material licenses and permits for the operation of the Land Fill Energy Facility.

Flood Hazards.  Bank shall have received evidence that the Improvements are not located within an area identified as having “special flood hazards” as such term is used in the federal Flood Disaster Protection Act of 1973.

Insurance.  Borrower shall have delivered to Bank evidence that Borrower has obtained each of the insurance policies required under the Mortgage, together with satisfactory evidence of premium payments.

Current Financial Statements.  Borrower and each Guarantor shall have delivered to Bank complete and current financial statements, all in a form satisfactory to Bank.

Taxpayer Identification Number.  Borrower and each Guarantor shall have supplied to Bank their respective federal taxpayer identification numbers or social security numbers, as appropriate.

Authority Documents.  Bank shall have received from Borrower and Guarantors, documents evidencing Borrower’s and such other persons’ respective authority to enter into this Loan, such documents to include:

certified copies of the Articles of Incorporation, Certificate of Limited Partnership or Articles of Organization (as applicable); certificate of existence or good standing from the applicable Governmental Authorities; certified copies of operating agreements (e.g., bylaws, operating agreement, partnership agreement), together with all amendments thereto; and certified copies of the resolutions authorizing the Loan and the execution and delivery of the Loan Documents.

Attorney’s Opinion.  Borrower’s counsel shall have delivered to Bank its written opinion regarding the organization and operation of Borrower and each Guarantor, the enforceability of the Loan Documents and such other matters as Bank may reasonably request, such opinion to be in all respects satisfactory to Bank and its counsel.

Consents of Crowder Construction Company and Orlando Utilities Commission.  Borrower shall have delivered to Bank consents to the Collateral Assignments from Crowder Construction Company and Orlando Utilities Commission.

Contracts.  Bank shall have received a true and exact copy of the Site Lease Agreement, the Landfill Gas Purchase Agreement, the Utility and Infrastructure Easement Agreement, the Small Generator Interconnection Agreement, and the Renewable Energy Power Purchase Agreement.

Consents and Approvals.  Bank shall have received true and exact copies of any other consents and approvals of all persons required in order for Borrower to occupy and utilize the Improvements on the Premises for its intended purpose and to comply with all of the terms of the Loan Documents.

Compliance with Laws.  Bank shall have received evidence that the Premises, and the intended uses of the Premises are in compliance with all applicable Requirements of Law and other restrictions and requirements applicable to the Premises.  The evidence of compliance may include letters, licenses, permits, certificates and other correspondence from the appropriate Governmental Authorities.  The Requirements of Law and other restrictions and requirements with which compliance and evidence of compliance will be necessary include, without limitation, the following: building codes, private building restrictions and covenants, safety, health and environmental protection laws (to include those relating to air and water quality, and those relating to mold and other fungi), disability accessibility and other local barrier laws, erosion control ordinances, doing business laws, licensing laws and zoning laws (the evidence submitted as to zoning should include the zoning designation made for the Land, the permitted uses of the Land under such zoning designation and zoning requirements as to parking, lot size, ingress, egress and building setbacks).

Ground Lease.  A fully executed copy of the Ground Lease in form and substance acceptable to Bank, which Ground Lease must be subordinate to the Mortgage and all of the other Loan Documents.

Estoppel Certificate and Agreement.  Estoppel Certificate and Agreement from the Ground Lessor in a form and substance satisfactory to Bank.

Single Purpose Entity. Borrower represents, warrants and covenants to and in favor of Bank as follows: (1) Borrower does not own and will not own any real, personal or mixed real and personal property other than the Collateral and incidental personal property necessary for the ownership or operation of the Collateral; (2) Borrower will not engage in any business other than the ownership, management and operation of the Collateral and Borrower will conduct and operate its business as presently conducted and operated or as presently contemplated, as shown in Bank’s records; (3) Borrower will not enter into any contract or agreement with any other Obligor or any Affiliate of Borrower or any other Obligor, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with non-affiliated third parties; (4) Borrower will not do or undertake to be done, and Borrower will not permit any other Obligor or any Affiliate of Borrower or any other Obligor to do or undertake to be done, anything that would adversely affect Borrower’s existence as a single-purpose entity; (5) Borrower will maintain books and records, as well as bank accounts, separate from those of the other Obligors and all Affiliates of Borrower or the other Obligors, and Borrower will file its own tax returns; (6) Borrower will be, and at all times will hold itself out to the public as, an Organization separate and distinct from any other Organization; (7) Borrower is and will remain solvent and Borrower will pay its Indebtedness from its assets, as the same become due; (8) Borrower will maintain adequate capital for the normal Indebtedness and other obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; (9) Borrower will not commingle the funds and other assets of Borrower with those of any other Obligor, any Affiliate of Borrower or any other Obligor or any other person; and (10) Borrower does not and will not hold itself out to be responsible for the Indebtedness of any other person, except as otherwise provided in the Loan Documents or otherwise approved in advance and in writing by Bank.

Collateral Description

All of Borrower’s Accounts, Inventory, Chattel Paper, Documents, Instruments, Equipment, Investment Property, and General Intangibles and all of Borrower’s deposit accounts with any financial institution with which Borrower maintains deposits, whether now owned or existing or hereafter acquired or arising, (b) all returned, rejected or repossessed goods, the sale or lease of which shall have given or shall give rise to an Account or Chattel Paper, (c) all insurance policies relating to the foregoing, (d) all books and records in whatever media (paper, electronic or otherwise) recorded or stored, with respect to the foregoing and all Equipment and General Intangibles necessary or beneficial to retain, access and/or process the information contained in those books and records; and (e) all Proceeds and products of the foregoing.  Borrower further agrees that Bank shall have in respect thereof all of the rights and remedies of a secured party under the UCC as well as those provided in this Agreement, under each of the other Loan Documents and under applicable Laws.

In addition, the Loan will be secured by a first lien and security interest in the Premises, including without limitation (a) the Improvements of the Premises, (b) the Personalty of the Premises, (c) all leases relating to the Premises of the Premises and all rents, issues and profits arising out of or related to the Premises, (d) all agreements and documents relating to the use of the Premises, (e) all licenses and permits relating to any one or more of the Land, the Improvements and the Personalty of the Premises, (f) all other property and property rights described in any one or more of the Mortgage, the Collateral Assignments of the Premises and any of the other Loan Documents, and (g) all proceeds, products, accessions, additions, replacements and substitutions of or to the foregoing property and property rights.

Permitted Liens

(a) Liens for taxes which are not delinquent or which Bank has determined in the exercise of its sole and absolute discretion (i) are being diligently contested in good faith and by appropriate proceedings, and such contest operates to suspend collection of the contested taxes and enforcement of a Lien, (ii) Borrower has the financial ability to pay, with all penalties and interest, at all times without materially and adversely affecting Borrower, and (iii) are not, and will not be with appropriate filing, the giving of notice and/or the passage of time, entitled to priority over any Lien of Bank; (b) deposits or pledges to secure obligations under workers’ compensation, social security or similar laws, or under unemployment insurance in the ordinary course of business; (c) Liens securing the Indebtedness; and (d) judgment liens to the extent the entry of such judgment does not constitute a Default or an Event of Default under the terms of this Agreement or result in the sale or levy of, or execution on, any of the Collateral.